Exhibit 99.1

LETTER OF TRANSMITTAL

      With respect to the Exchange Offer Regarding the 7 3/4% Senior Notes due 2015 issued by Valor Telecommunications Enterprises, LLC and Valor Telecommunications Enterprises Finance Corp.

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 PM, NEW YORK CITY TIME,

ON                     , 2005

To My Broker or Account Representative:

      I, the undersigned, hereby acknowledge receipt of the Prospectus, dated ,                    2005 (the “Prospectus”) of Valor Telecommunications Enterprises, LLC, a Delaware limited liability company and Valor Telecommunications Enterprises Finance Corp., a Delaware corporation (together, the “Issuers”) with respect to the Issuers’ exchange offer set forth therein (the “Exchange Offer”).

      This letter instructs you as to action to be taken by you relating to the Exchange Offer with respect to the Issuers’ 7 3/4% Senior Notes due 2015 (the “Old Notes”) held by you for the account of the undersigned.

      The aggregate face amount of the Old Notes held by you for the account of the undersigned is (FILL IN AMOUNT):

      $          of the Old Notes.

      With respect to the Exchange Offer, the undersigned hereby instructs you (CHECK APPROPRIATE BOX):

☐	TO TENDER the following Old Notes held by you for the account of the undersigned (INSERT PRINCIPAL AMOUNT AT MATURITY OF OLD NOTES TO BE TENDERED, IF ANY): $

☐	NOT TO TENDER any Old Notes held by you for the account of the undersigned.

      If the undersigned instructs you to tender the Old Notes held by you for the account of the undersigned, the undersigned hereby represents for the benefit of the Issuers that:

1. The undersigned is acquiring them in the ordinary course of business;

2. The undersigned does not have an arrangement or understanding with any person to participate in the distribution of New Notes;

3. The undersigned is not an “affiliate” as defined under Rule 405 of the Securities Act of 1933, as amended (the “Securities Act”);

4. If the undersigned is not a broker-dealer, the undersigned represents that it is not engaged in and does not intend to engage in a distribution of the New Notes; and

5. If the undersigned is a broker-dealer, and acquired the Old Notes as a result of market making activities or other trading activities, the undersigned represents that it will deliver a prospectus meeting the requirements of the Securities Act, in connection with any sale of such New Notes. By acknowledging that it will deliver and by delivering a prospectus, the broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

      The undersigned also authorizes you to:

(1) confirm that the undersigned has made such representations; and

(2) take such other action as necessary under the Prospectus to effect the valid tender of such Old Notes.

The undersigned acknowledges that any person participating in the Exchange Offer for the purpose of distributing the New Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the New Notes acquired by such person and cannot rely on the position of the Staff of the Securities and Exchange Commission set forth in no-action letters that are discussed in the section of the Prospectus entitled “The Exchange Offer.”

Name of beneficial owner(s):

Signatures:

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Taxpayer Identification or Social Security Number:

Date: